Exhibit 99.2

The estimated additional expenses incurred by the Company in connection with its issuance and sale of the Common Stock (excluding fees and expenses payable to the placement agent) are set forth in the following table:

Accounting fees and expenses	$5,000
Nasdaq fees	27,000
Legal fees and expenses	65,000
Printing expenses	3,000
Total	$100,000